August 3, 2006


Securities and Exchange Commission
450 - Fifth Street - N.W.
Washington, DC  20549

Ladies and Gentlemen:

This letter authorizes the following representatives of The Clorox Company, acting singly, to execute and file with you on my behalf future Forms 3, 4 and 5 respecting my holdings of equity securities of The Clorox Company:

Laura Stein, Senior Vice President, General Counsel & Secretary
Angela Hilt, Senior Corporate Counsel
Cheryl Brice, Assistant Secretary

Sincerely,


/s/ Thomas Johnson
Name:	Thomas Johnson
Title:	Vice President - Controller
	and Chief Accounting Officer